UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13D
                                (Amendment No.4)

                    Under the Securities Exchange Act of 1934


                                  Pemstar Inc.
                                (Name of Issuer)


                                  Common Stock
                           Par Value $.01 Per Share
                         (Title of Class of Securities)

                                    706552106
                      (CUSIP Number of Class of Securities)

                               Jeffrey A. Welikson
                     Vice President and Corporate Secretary
                          Lehman Brothers Holdings Inc.
                           1301 Avenue of the Americas
                               New York, NY 10019
                                 (212) 526-0858

            (Name, Address and Telephone Number of Persons Authorized
                     to Receive Notices and Communications)

                                 January 8, 2007
             (Date of Event which required Filing of this Statement)



If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box ?

 Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See 240.13d-7 (b)for other parties to whom copies are to be sent.

 *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the
                                    Notes).


CUSIP No. 706552106


       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers Holdings Inc.
          13-3216325

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware


     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%


      14.         TYPE OF REPORTING PERSON: HC


 CUSIP No. 706552106


       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers Inc.
          13-2518466

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
                  CERTAIN SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: CO



CUSIP No. 706552106

       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          LB I Group Inc.
          13-2741778

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: CO

CUSIP No. 706552106

       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers Venture Capital Partners I, L.P.
          13-4055760

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: PN

CUSIP No. 706552106

       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers Venture Associates Inc.
          13-4053690

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: CO

CUSIP No. 706552106

       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers Venture GP Partnership L.P.
          13-4098280

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: PN

CUSIP No. 706552106

       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers Venture Partners L.P.
          13-4055753

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: PN

CUSIP No. 706552106

       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers 1999 Venture GP Partnership L.P.
          13-4098283

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: PN

CUSIP No. 706552106

       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers VC Partners L.P.
          13-4066168

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: PN

CUSIP No. 706552106

       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers MBG Venture Capital Partners 1998 (A) L.P.
          13-4036790

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: PN

CUSIP No. 706552106

       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers MBG Venture Capital Partners 1998 (B) L.P.
          13-4036792

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: PN

CUSIP No. 706552106

       1. NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
          Lehman Brothers MBG Venture Capital Partners 1998 (C) L.P.
          13-4036793

       2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [ ]
                                                                (b) [ ]

       3. SEC USE ONLY


       4. SOURCE OF FUNDS OO

       5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) [ ]

       6. CITIZENSHIP OR PLACE OF ORGANIZATION
          Delaware

     NUMBER OF SHARES
BENEFICIALLY OWNED BY EACH        7.     SOLE VOTING POWER
   REPORTING PERSON WITH                 0

                                  8.     SHARED VOTING POWER
                                         0

                                  9.     SOLE DISPOSITIVE POWER
                                         0

                                  10.    SHARED DISPOSITIVE POWER
                                         0

      11.         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                  0

      12.         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN
                  SHARES   [   ]

      13.         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
                  0%

      14.         TYPE OF REPORTING PERSON: PN



                  AMENDMENT NO. 4 TO STATEMENT ON SCHEDULE 13D

This Statement relates to the Common Stock, par value $0.01 per share
(the "Common Stock"), of Pemstar Inc., a Minnesota corporation ("Pemstar"). The address of the principal executive offices of Pemstaris 3535 Technology
Drive N.W., Rochester, Minnesota 55901.


ITEM 3.  SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

See Item 4.

ITEM 4.  PURPOSE OF TRANSACTION

On January 8, 2007, Benchmark Electronics, Inc. ("Benchmark") completed its acquisition of Pemstar. Pursuant to the Agreement and Plan of Merger among Benchmark, Autobahn Acquisition Corp. and Pemstar dated October 16, 2006, each issued and outstanding share of Common Stock of Pemstar was converted into the right to receive 0.16 of a share of common stock, par value $0.10 per share, of Benchmark.

ITEM 5. INTEREST IN SECURITIES OF THE ISSUER

See Item 4.

ITEM 6. CONTRACTS, ARRANGEMENTS, UNDERSTANDINGS OR RELATIONSHIPS WITH RESPECT TO SECURITIES OF THE ISSUER.

See Item 4.

ITEM 7. MATERIAL TO BE FILED AS EXHIBITS

Agreement and Plan of Merger among Benchmark, Autobahn Acquisition Corp. and Pemstar dated October 16, 2006 (incorporated by reference from exhibit 2.1 to Benchmark Electronics, Inc.'s Form 8-K dated October 16, 2006 and fied on October 18, 2006).

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Amendment No. 4 to the Statement is true, complete and correct.

Dated: April 23, 2007

                                        LEHMAN BROTHERS HOLDINGS INC.

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Vice President


                                        LEHMAN BROTHERS INC.

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title:  Senior Vice President


                                        LB I GROUP INC.

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Authorized Signatory

                                        LEHMAN BROTHERS VENTURE CAPITAL PARTNERS
                                        I, LP

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Authorized Signatory

                                        LEHMAN BROTHERS VENTURE ASSOCIATES INC.

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Authorized Signatory

                                        LEHMAN BROTHERS VENTURE GP PARTNERSHIP
                                        LP

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Authorized Signatory

                                        LEHMAN BROTHERS VENTURE PARTNERS LP

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Authorized Signatory

                                        LEHMAN BROTHERS 1999 VENTURE GP
                                        PARTNERSHIP LP

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Authorized Signatory

                                        LEHMAN BROTHERS VC PARTNERS LP

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Authorized Signatory

                                        LEHMAN BROTHERS MBG VENTURE CAPITAL
                                        PARTNERS 1998 (A) LP

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Authorized Signatory

                                        LEHMAN BROTHERS MBG VENTURE CAPITAL
                                        PARTNERS 1998 (B) LP

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Authorized Signatory

                                        LEHMAN BROTHERS MBG VENTURE CAPITAL
                                        PARTNERS 1998 (C) LP

                                        By:   /s/ Barrett S. DiPaolo

                                              Name: Barrett S. DiPaolo
                                              Title: Authorized Signatory

                                                                      APPENDIX B

Appendix B of the Original 13D is hereby amended to read in its entirety as follows:

From time to time, the firm and its employees are the subject of inquiries and investigations conducted by regulatory authorities, including but not limited to the SEC, MSRB, NASD, NYSE and state securities regulators. Lehman Brothers routinely cooperates freely with such investigations. The Firm is also involved, from time to time, in civil legal proceedings and arbitration proceedings concerning matters arising in connection with the conduct of this business. Although there can be no assurance as to the ultimate outcome, the firm has denied, or believes it has meritorious defenses and will deny, liability in all significant cases pending against it, and intends to defend actively each such case. All material proceedings in which there has been a final determination against Lehman Brothers, and all material litigations involving Lehman Brothers, have been reported on the Firm's Annual Report on Form 10-K, Quarterly Report on Form 10-Q or the Firm's Form BD, each of which is on file with the Securities and Exchange Commission.


                                                                      SCHEDULE A



Schedule A of the Original 13D is hereby amended to read in its entirety as follows:


                          LEHMAN BROTHERS HOLDINGS INC.

                               BOARD OF DIRECTORS
NAME/TITLE
                                               BUSINESS ADDRESS


MICHAEL L. AINSLIE                             Lehman Brothers Holdings Inc.
Private Investor and former                    745 Seventh Avenue
President and Chief Executive                  New York, NY 10019
Officer of Sotheby's Holdings


JOHN F. AKERS                                  Lehman Brothers Holdings Inc.
Retired Chairman of International              745 Seventh Avenue
Business Machines Corporation                  New York, NY 10019


ROGER S. BERLIND                               Lehman Brothers Holdings Inc.
Theatrical Producer                            745 Seventh Avenue
                                               New York, NY 10019

                                               Lehman Brothers Holdings Inc.
THOMAS H. CRUIKSHANK                           745 Seventh Avenue
Retired Chairman and Chief Executive           New York, NY 10019
Officer of Halliburton Company



MARSHA JOHNSON EVANS                           Lehman Brothers Holdings Inc.
Rear Admiral U.S. Navy (Retired)               745 Seventh Avenue
                                               New York, NY 10019


RICHARD S. FULD, JR.                           Lehman Brothers Holdings Inc.
Chairman and Chief Executive Officer           745 Seventh Avenue
                                               New York, NY 10019


SIR CHRISTOPHER GENT                           Lehman Brothers Holdings Inc.
Non-Executive Chairman of GlaxoSmithKline Plc  745 Seventh Avenue
                                               New York, NY 10019


ROLAND A. HERNANDEZ                            Lehman Brothers Holdings Inc.
Retired Chairman and Chief Executive           745 Seventh Avenue
Officer of Telemundo Group, Inc.               New York, NY 10019


HENRY KAUFMAN                                  Lehman Brothers Holdings Inc.
President of Henry Kaufman                     745 Seventh Avenue
& Company, Inc.                                New York, NY 10019


JOHN D. MACOMBER                               Lehman Brothers Holdings Inc.
Principal of JDM Investment Group              745 Seventh Avenue
                                               New York, NY 10019

All of the above individuals are citizens of the United States, except for Sir Christopher Gent, who is a citizen of the United Kingdom.

                          LEHMAN BROTHERS HOLDINGS INC.

                               EXECUTIVE OFFICERS
NAME/TITLE
                                               BUSINESS ADDRESS


RICHARD S. FULD, JR.                          Lehman Brothers Holdings Inc.
Chairman and Chief Executive Officer          745 Seventh Avenue
                                              New York, NY 10019


SCOTT FREIDHEIM                               Lehman Brothers Holdings Inc.
Co-Chief Administrative Officer               745 Seventh Avenue
                                              New York, NY 10019


IAN LOWITT                                    Lehman Brothers Holdings Inc.
Co-Chief Administrative Officer               745 Seventh Avenue
                                              New York, NY 10019


JOSEPH M. GREGORY                             Lehman Brothers Holdings Inc.
President and Chief Operating Officer         745 Seventh Avenue
                                              New York, NY 10019


CHRISTOPHER O'MEARA                           Lehman Brothers Holdings Inc.
Chief Financial Officer and Controller        745 Seventh Avenue
                                              New York, NY 10019


THOMAS A. RUSSO                               Lehman Brothers Holdings Inc.
Chief Legal Officer                           745 Seventh Avenue
                                              New York, NY 10019

All above individuals are citizens of the United States.


                              LEHMAN BROTHERS INC.

                               BOARD OF DIRECTORS
NAME/TITLE
                                              BUSINESS ADDRESS


THOMAS A CRUIKSHANK                           Lehman Brothers Holdings Inc.
Retired Chairman and Chief                    745 Seventh Avenue
Executive Officer of Halliburton Company      New York, NY 10019


HOWARD L. CLARK, JR.                          Lehman Brothers Holdings Inc.
Vice Chairman                                 745 Seventh Avenue
                                              New York, NY 10019


FREDERICK FRANK                               Lehman Brothers Holdings Inc.
Vice Chairman                                 745 Seventh Avenue
                                              New York, NY 10019


RICHARD S. FULD, JR.                          Lehman Brothers Holdings Inc.
Chairman and Chief Executive Officer          745 Seventh Avenue
                                              New York, NY 10019


All above individuals are citizens of the United States.

                              LEHMAN BROTHERS INC.

                               EXECUTIVE OFFICERS
NAME/TITLE
                                                BUSINESS ADDRESS


RICHARD S. FULD, JR.                            Lehman Brothers Holdings Inc.
Chairman and Chief Executive Officer            745 Seventh Avenue
                                                New York, NY 10019


SCOTT FREIDHEIM                                 Lehman Brothers Holdings Inc.
Co-Chief Administrative Officer                 745 Seventh Avenue
                                                New York, NY 10019


IAN LOWITT                                      Lehman Brothers Holdings Inc.
Co-Chief Administrative Officer                 745 Seventh Avenue
                                                New York, NY 10019


JOSEPH M. GREGORY                               Lehman Brothers Holdings Inc.
President and Chief Operating Officer           745 Seventh Avenue
                                                New York, NY 10019


CHRISTOPHER O'MEARA                             Lehman Brothers Holdings Inc.
Chief Financial Officer and Controller          745 Seventh Avenue
                                                New York, NY 10019


THOMAS A. RUSSO                                 Lehman Brothers Holdings Inc.
Chief Legal Officer                             745 Seventh Avenue
                                                New York, NY 10019

All above individuals are citizens of the United States.

                                 LB I GROUP INC.

                               BOARD OF DIRECTORS


NAME
                                                    BUSINESS ADDRESS


Edward S. Grieb                                     745 Seventh Avenue
                                                    New York, NY 10019


Christopher M. O'Meara                              745 Seventh Avenue
                                                    New York, NY 10019


                               EXECUTIVE OFFICERS

NAME
                                                    BUSINESS ADDRESS


Rick M. Rieder                                      745 Seventh Avenue

Managing Director                                   New York, NY 10019


Dexter E. Senft                                     745 Seventh Avenue

Managing Director                                   New York, NY 10019


Micheal I. Brill                                    745 Seventh Avenue

Managing Director                                   New York, NY 10019


Thomas Banahan                                      745 Seventh Avenue

Managing Director                                   New York, NY 10019


Shannon M. Bass                                     745 Seventh Avenue

                                                    New York, NY 10019


Brian P. Wade                                       745 Seventh Avenue

Managing Director                                   New York, NY 10019


Paul H. Tice                                        745 Seventh Avenue

Managing Director                                   New York, NY 10019


Jarett Wait                                         745 Seventh Avenue

Managing Director                                   New York, NY 10019


Michael J. Cannon                                   745 Seventh Avenue

Managing Director                                   New York, NY 10019


Goran V. Puljic                                     745 Seventh Avenue

Managing Director                                   New York, NY 10019


Paul H. Tice                                        745 Seventh Avenue

Managing Director                                   New York, NY 10019



Jeffrey S. Wecker                                   745 Seventh Avenue

Managing Director                                   New York, NY 10019

Steven L. Berkenfeld                                745 Seventh Avenue

Managing Director                                   New York, NY 10019

Thomas E. Bernard                                   745 Seventh Avenue

Managing Director                                   New York, NY 10019

James R. Emmert                                     745 Seventh Avenue

Managing Director                                   New York, NY 10019

Edward S. Grieb                                     745 Seventh Avenue

Managing Director                                   New York, NY 10019

Robert G. Hedlund III                               745 Seventh Avenue

Managing Director                                   New York, NY 10019

Ruth E. Horowitz                                    745 Seventh Avenue

Managing Director                                   New York, NY 10019

William J. Hughes                                   745 Seventh Avenue

Managing Director                                   New York, NY 10019

Alex Kirk                                           745 Seventh Avenue

Managing Director                                   New York, NY 10019

Henry Klein                                         745 Seventh Avenue

Managing Director                                   New York, NY 10019

William E. Lighten                                  745 Seventh Avenue

Managing Director                                   New York, NY 10019

Kurt A. Locher                                      745 Seventh Avenue

Managing Director                                   New York, NY 10019

Raymond C. Mikulich                                 745 Seventh Avenue

Managing Director                                   New York, NY 10019

Michael J. Odrich                                   745 Seventh Avenue

Managing Director                                   New York, NY 10019

Robert D. Redmond                                   745 Seventh Avenue

Managing Director                                   New York, NY 10019

James P. Seery                                      745 Seventh Avenue

Managing Director                                   New York, NY 10019

Mark A. Walsh                                       745 Seventh Avenue

Managing Director                                   New York, NY 10019

David S. Stonberg                                   745 Seventh Avenue

Managing Director                                   New York, NY 10019


Above individuals are citizens of the United States.

                     LEHMAN BROTHERS VENTURE ASSOCIATES INC

                               BOARD OF DIRECTORS

Michael J. Odrich               745 Seventh Avenue
                                New York, NY 10019
Managing Director

Alan Washkowitz                 745 Seventh Avenue
                                New York, NY 10019
Managing Director

Above individuals are citizens of the United States.